October 18, 2005

Mail Stop 3561

Via U.S. Mail and Fax (212-969-2900)

Mr. Carlos Eduardo Malagoni
Chief Financial Officer
Tevecap S.A.
Av.das Nacoes Unidas
7221 - 7 andar
Sao Paulo
SP Brazil
05425-902

	Re:	Tevecap S.A
      Form 20-F for the Year Ended December 31, 2004
		File No. 333-22267
		TVA Sistema de Televisao S.A.
		File No. 333-22267-01
		TVAPAR S.A.
		File No. 333-22267-17

Dear Mr. Malagoni:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director